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                              SEPARATION AGREEMENT

         This AGREEMENT (the "Agreement") by and between InfoCure Corporation, a Delaware corporation with its principal place of business at 239 Ethan Allen Highway, Ridgefield, CT 06877 (the "Company"), and Frederick L. Fine, an individual (the "Executive") is entered into this 6th day of June, 2001.

         WHEREAS, the Executive has been employed by the Company as its President and Chief Executive Officer, and later as its Chairman of the Board of Directors, pursuant to that certain Employment Agreement dated November 10, 2000 (the "Employment Agreement") attached hereto as Exhibit 1; and

         WHEREAS, the Executive and the Company have agreed to mutually terminate Executive's relationship with the Company, and the Executive shall resign from his position as Chairman of the Board of Directors of the Company and from any other position(s) he currently holds with the Company, and the Company's Board of Directors (the "Board") has agreed to accept the Executive's resignation; and

         WHEREAS, the Company and the Executive wish to amicably resolve the Executive's separation from the Company and establish the Executive's severance arrangement, the terms of which shall replace and supercede those set forth in sections 4 and 5 of the Employment Agreement.

         NOW, THEREFORE, in consideration of the promises and conditions set forth in this Agreement, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

         1. SEPARATION. By mutual agreement, the Executive has tendered and the Board, on behalf of the Company, has accepted the Executive's resignation as the Company's Chairman of the Board of Directors, as a member of the Board, as an employee of the Company, and from any and all other position(s) that he may hold with the Company (including those with any or all of the Company's predecessors, subsidiaries or affiliates), effective June 6, 2001 (the "Separation Date"). The Executive and the Company agree that as of the Separation Date, all salary, benefits and other compensation otherwise payable to the Executive under section 2 of the Employment Agreement will cease, and any benefits the Executive has or might have under the Employment Agreement, or under any Company-provided benefit plan, program or practice will terminate, except as required by federal or state law, or as otherwise described below.

         2. CONSIDERATION. In return for the execution of this Agreement, including the release of claims in section 3(a) of the Agreement, the Company agrees to provide the Executive with the following:

         (a) MONETARY CONSIDERATION. The Company agrees to provide the Executive severance pay in the amount of seven hundred and fifty thousand dollars ($750,000), less any and all applicable local, state and federal taxes and withholdings (the "Monetary Consideration"), in the net amount of four hundred eighty four thousand one hundred twenty five dollars ($484,125.00) within ten (10) days following the Executive's execution of


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                  this Agreement (provided that the Executive has not timely revoked his acceptance of this Agreement). The Executive agrees that immediately upon his receipt of the Monetary Consideration, the net amount of the Monetary Consideration shall be applied towards, and the Executive authorizes the Company to apply the net amount of the Monetary Consideration towards: (i) any taxes and withholding payable to the Company as a result of the consideration provided in the Deferred Compensation Agreement between the Executive and Company, (ii) the interest owed by the Executive through and including March 31, 2001, in the amount of two hundred and twenty-three thousand seven hundred and seventy-seven dollars ($223,777.00), under the Amended and Restated Promissory Note dated March 5, 2001 and payable to the Company in the principal amount of three million one hundred and fifteen thousand seven hundred and sixteen dollars and thirty-seven cents ($3,115,716.37); and (iii) the interest owed by the Executive through and including March 31, 2001, in the amount of one hundred and ninety-three thousand three hundred thirty-six dollars ($193,336.00), under the Promissory Note dated June 30, 2000 and payable to the Company in the principal amount of two million six hundred and ninety-one thousand eight hundred and eighty-two dollars and twenty-five cents ($2,691,882.25), and a balance in the amount of thirty-two thousand two hundred and fifty-nine dollars and fifty cents ($32,259.50) shall be paid to the Executive. The Executive acknowledges that the Monetary Consideration does not include payment for any wages or other compensation (including, but not limited to reimbursable business expenses) due to him by the Company, including, but not limited to under the Employment Agreement, all of which was paid to the Executive on or before the Separation Date. If the Monetary Consideration is not paid to the Executive within the time specified in this paragraph 2(a), this Agreement shall be null and void.

         (b) EXTENSION OF MATURITY DATE. The Company agrees to amend the Amended and Restated Promissory Note dated March 5, 2001 and the Promissory Note dated June 30, 2000 (collectively, the "Notes") in the form provided in EXHIBIT A to this Agreement to: (i) extend the maturity dates thereunder to December 31, 2002 (the "Maturity Date") and (ii) provide that any interest accrued on the Notes after March 31, 2001 shall be due and payable on the Maturity Date. The Executive agrees to execute the amendment to the Notes in the form provided in EXHIBIT A to this Agreement. The Executive further agrees to execute a pledge agreement, in the form provided in EXHIBIT B to this Agreement, pursuant to which the Executive will grant to the Company a first lien security interest in one million (1,000,000) shares of Company common stock owned by the Executive to be held as security for repayment of the Notes.

         (c) CONTINUATION OF HEALTH AND DENTAL INSURANCE. The Company agrees to provide the Executive with medical and dental insurance coverage equivalent to the medical and dental insurance coverage enjoyed by the Executive on the Separation Date from the effective date of this


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                  Agreement through June 6, 2003. Thereafter, the Executive will be personally responsible for any and all medical and dental insurance policies, coverage and payments.

         (d) VESTING OF EQUITY. The Company agrees that as of the effective date of this Agreement: (i) all unexercised and unvested stock options then held by the Employee shall become exercisable in full (the "Vesting Date"); and (ii) the Executive's right to exercise his stock options (except for the options described in section 5 below) will terminate on the date that is five
                  (5) years from the Vesting Date (provided, however, if the Executive violates any of the provisions of section 6 of the Employment Agreement, and does not cure such violation(s) to the Company's reasonable satisfaction within ten (10) days of receiving written notice of such violation from the Company, the right to exercise his stock options shall terminate immediately upon written notice from the Company to the Executive regarding such violation); and further provided that the Executive agrees that upon his exercise of any and all of the stock options he shall either: (x) grant to the Company a first lien security interest in the purchased shares to the Company as collateral for the Notes pursuant to a pledge agreement in the form provided in Exhibit B to this Agreement, or (y) apply any and all proceeds, net of the exercise cost and net of applicable withholding taxes, from the sale of any shares purchased upon exercise of such stock options towards repayment of the Notes. The Executive agrees that his right to exercise stock options from time to time is subject to his delivery to the Company, concurrently with his exercise of the stock option, of payment as determined by the Company of any federal, state or local withholding taxes required by law to be withheld. The Executive acknowledges that the amendments described in this section 2(e) may cause an incentive stock option to be treated as a nonqualified stock option. A list of all options subject to this paragraph 2(a) is attached to this Agreement at Exhibit C. Copies of the Company's 1996 and 2000 stock option plans are attached hereto as Exhibit D and E. The terms of this paragraph shall supercede and amend any terms or conditions of any agreements or plans relating to Executive's stock options that are inconsistent with this paragraph.

         (e) REIMBURSEMENT OF ATTORNEY FEES. The Company agrees to reimburse the Executive for legal fees incurred by him, up to a maximum of fifteen thousand dollars ($15,000), in connection with the negotiation of this Agreement upon the Executive's submission to the Company of an expense report and supporting documentation consistent with the Company's standard business practices.

         (f) TAXES. The Executive agrees to indemnify the Company and hold the Company harmless from any and all claims or penalties asserted against the Company for any failure to pay taxes due on any consideration provided by the Company pursuant to this Agreement. The Executive expressly acknowledges that the Company has not made, nor herein

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                  makes, any representation about the tax consequences of any consideration provided by the Company to the Executive pursuant to this Agreement.

3.       RELEASES.

         (a) EXECUTIVE RELEASE. In exchange for the consideration outlined in section 2 of this Agreement, which the Executive acknowledges he would not otherwise be entitled to receive, the Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company and its current and former officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents, attorneys, and employees (the "Released Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature which he ever had or now has against any and all of the Released Parties, including, but not limited to, all claims arising out of his employment with or separation from the Company, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C.ss.2000e ET SEQ., the Age Discrimination in Employment Act, 29 U.S.C.,ss.621 ET SEQ., the Americans With Disabilities Act of 1990, 42 U.S.C.,ss.12101 ET SEQ., and similar state or local statutes, including, but not limited to the Georgia Fair Employment Practices Act, Ga. Code Ann.ss.45-19-20 ET SEQ., the Equal Employment for Persons With Disabilities Law, Ga. Code Ann.ss.34-64-1 ET SEQ., the Age Discrimination Act, Ga. Code Ann.ss.34-1-2, the Human Rights and Opportunities Act, Conn. Gen. Stat.ss.46A-51 ET SEQ. and the Massachusetts Fair Employment Practices Act, M.G.L. c.151B,ss.1 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C.ss.1681 ET SEQ.; the Worker Adjustment and Retraining Notification Act, 29 U.S.Css.2101 ET SEQ.; the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C.ss.1001 ET seq., all as amended; and all common law claims, including but not limited to, actions in tort, defamation and breach of contract, claims to any additional ownership interest in the Company, contractual or otherwise, including but not limited to claims to additional stock or stock options, and all claims or damages arising out of the Executive's employment with or separation from the Company (including without limitation claims for retaliation) under any common law theory or any federal, state or local ordinance not expressly referenced above. Nothing in this Agreement purports to affect the Executive's ownership of shares in the Company or his ability to exercise options or acquire shares under any stock option or restricted stock agreement with the Company, except as may be limited or amended by this Agreement.

         (b) COMPANY RELEASE. In exchange for the Executive's execution of this Agreement, including the release of claims in paragraph 3(a) above, the


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                  Company hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Executive and his agents, successors, assigns or heirs from any and all claims, charges, complaints, contracts, agreements, promises, doings, omissions, demands, actions, damages, executions, obligations, liabilities and expenses, of every kind and nature, both in law and equity, arising out of the Executive's employment with the Company and separation from the Company including, but not limited to, damages arising out of all common law tort, breach of contract and other common law claims and damages, and all claims and damages under any federal, state or local statute or ordinances not expressly referenced above specifically excluding, however, any criminal offense under any federal, state or local law.

         4. RETURN OF COMPANY PROPERTY. The Executive agrees that he will return to the Company, within five (5) days of his execution of this Agreement, all Company property and equipment in his possession or control, including, but not limited to: all items defined as "Property" in section 6(A)(ii) of the Employment Agreement, a Company-provided automobile, a Company-provided cellular phone, financial information, customer information, customer lists, employee lists, Company files, notes, contracts, drawings, records, business plans, specifications, computer-recorded information, computer software, tangible property, credit cards, entry cards, identification badges, keys, and any materials of any kind which contain or embody any proprietary or confidential material of the Company (and all reproductions thereof). The Executive acknowledges that he has left intact all electronic Company documents, including those which he developed or helped develop during his employment with the Company. The Executive further acknowledges that he will cancel, and authorizes the Company to cancel, all accounts for his benefit, if any, in the Company's name including, but not limited to: credit cards, telephone charge cards, cellular phone accounts, pager accounts, automobile accounts and computer accounts.

         5. CANCELLATION OF OPTION. The Executive agrees and allows the Company to cancel the stock options previously granted to him by the Company on June 9, 1999 for the purchase of nine hundred thirty-one thousand three hundred and thirty-four (931,334) shares.

         6. NON-COMPETITION, NON-DISCLOSURE AND NON-SOLICITATION. The Executive acknowledges his obligation to keep confidential all non-public, Trade Secret (as defined in section 6(B)(ii) of the Employment Agreement) information and Confidential Information (as defined in section 6(C)(ii) of the Employment Agreement) concerning the Company, which he acquired during the course of his employment and directorship with the Company. The Executive further acknowledges his non-solicitation obligations as stated in sections 6(E) of the Employment Agreement, the terms of which shall remain in full force and effect and are wholly incorporated by reference into this Agreement. The Executive further acknowledges his non-competition obligations as stated in sections 6(F) of the Employment Agreement, the terms of which shall remain in full force and effect for a period of six (6) months from the date hereof and are wholly incorporated by reference into this Agreement.

         7. NON-DISPARAGEMENT. The Executive understands and agrees that as a condition for payment to him of the consideration described in section 2 of this Agreement, he shall not



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make any false, disparaging, or derogatory statements in public or private regarding either the Company, any of the other Released Parties or the Company's business affairs and financial condition. The Company understands and agrees that as a condition of the Executive's acceptance of the terms of this Agreement, it shall direct its directors and its Section 16 officers not to make any false, disparaging, or derogatory statements regarding the Executive. Nothing in this section shall bar the Executive or the Company or any Released Party from providing truthful testimony in any legal proceeding or in cooperation with any governmental agency or from discussing matters with their attorneys.

         8. CONFIDENTIALITY. The Executive understands and agrees that the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by the Executive, his agents and representatives, and none of the above shall be disclosed, except to the extent required by the Securities and Exchange Commission, federal or state law or as otherwise agreed to in writing by the authorized agent of each party. Nothing in this section shall bar the Executive from providing truthful testimony in any legal proceeding or in cooperation with any governmental agency.

         9. PUBLIC ANNOUNCEMENT. The Company agrees to provide the Executive with the text of any statement announcing his separation from the Company at least twenty-four (24) hours in advance of any such statement is released to the public, and further agrees to allow the Executive to submit to the Company comments regarding the statement for the Company's consideration.

         10. COOPERATION. For a period of four (4) years following the date of this Agreement, or such longer period as the Executive and the Company may mutually agree, the Executive agrees to fully cooperate with the Company with respect to its corporate relationships and in connection with any defense of or prosecution by the Company regarding any litigation in which the Company may be involved as a party or non-party from time to time. The Company agrees to reimburse the Executive for any reasonable out-of-pocket expenses, including reasonable attorneys' fees, that he incurs in connection with his cooperation under this section, subject to his submission to the Company of documentation of such out-of-pocket expenses and attorneys fees to the Company's reasonable satisfaction.

         11. NATURE OF AGREEMENT. The Executive and the Company understand and agree that this Agreement is a resignation agreement and does not constitute an admission of liability or wrongdoing on the part of any party to this Agreement.

         12. AMENDMENT. This Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

         13. VALIDITY. Each party represents and warrants to the other that this Agreement is valid and binding and enforceable against such party and the Company represents and warrants that the terms of this Agreement have been approved through all necessary corporate actions. Should any provision of this Agreement be declared or be determined by any court of competent


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jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected and said illegal and invalid part, term or provision shall be deemed not to be a part of this Agreement.

         14. ENTIRE AGREEMENT. This Agreement contains and constitutes the entire understanding and agreement between the parties with respect to the Executive's resignation, severance and settlement and cancels all related previous oral and written negotiations, agreements, commitments, and writings in connection therewith, including, but not limited to the Employment Agreement. Nothing in this section, however, shall modify, cancel or supercede the Company's obligations under section 2G of the Employment Agreement and the Executive's obligations provided in section 6 (as modified hereby) of the Employment Agreement, which are wholly incorporated by reference into this Agreement and shall remain in full force and effect.

         15. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Connecticut, without regard to conflict of laws provisions. The Executive irrevocably submits to the jurisdiction of the courts of the State of Connecticut, or if appropriate, a federal court located in Connecticut (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction) over any suit, action or other proceeding arising out of, under, or in connection with this Agreement or its subject matter.

         16. ACKNOWLEDGEMENTS. The Executive acknowledges that he has been given twenty-one (21) days to consider this Agreement; that the Company advised him to consult with an attorney of his choosing prior to signing this Agreement; and that he has consulted an attorney who, in fact, reviewed this Agreement prior to its execution by the Executive. Further, the Executive acknowledges that the Company informed him that he may revoke his assent to this Agreement for a period of seven (7) days after the execution of this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. The Executive understands and agrees that, by entering into this Agreement, he is waiving any and all rights or claims he might have under the Age Discrimination In Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

         17. VOLUNTARY ASSENT. The Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that he has carefully read this Agreement, understands its contents, freely and voluntarily assents to all of its terms and conditions, and signs his name to this Agreement as his own free act.

         18. SUBSEQUENT AGREEMENTS. The Executive agrees to execute such further agreements and instruments as the Company shall reasonably request in order to effectuate the provisions of this Agreement

         19. COUNTERPARTS. This Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.



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         IN WITNESS WHEREOF, all parties have set their hand and seal to this
Agreement as of the date written below.



INFOCURE CORPORATION

By:      /s/ Joseph Walsh                                  Date:  June 6, 2001
         -----------------------------
         Joseph Walsh

EXECUTIVE

/s/ Frederick L. Fine                                      Date:  June 6, 2001
-------------------------------------
Frederick L. Fine






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